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           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We hereby consent to the incorporation by reference in the Registration Statement on Form N-14 of our report dated February 16, 2007, relating to the financial statements and financial highlights of MainStay VP ICAP Select Equity Portfolio, MainStay VP Income & Growth Portfolio and MainStay VP Value Portfolio, which appear in the December 31, 2006 Annual Report to Shareholders of MainStay VP Series Fund, Inc. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.




/s/ PricewaterhouseCoopers LLP


New York, New York
January 14, 2008